Filed Pursuant to Rule 424(b)(5)

Registration No. 333-286319

AMENDMENT NO. 2 DATED MAY 19, 2026

To Prospectus Supplement dated October 30, 2025

(To Prospectus Dated July 3, 2025)

AIM IMMUNOTECH INC.

This prospectus supplement supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in the prospectus dated July 3, 2025 (the “Base Prospectus”), as supplemented by the prospectus supplements dated October 30, 2025 and April 10, 2026 (which, together with the Base Prospectus, the “Prospectus”), relating to the offering, issuance and sale of up to $3,409,174 shares of our common stock, par value $0.001 per share, from time to time through our sales agent, Maxim Group LLC (“Maxim”), pursuant to the terms of the Equity Distribution Agreement, originally dated April 1, 2025 (as amended, the “EDA”).

This prospectus supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

Our common stock is traded on the NYSE American under the symbol “AIM.” On May 18, 2026, the last reported sale price of our common stock was $0.4080 per share. Under the Prospectus, we registered the offer and sale of up to $3,409,174 of our common stock pursuant to the EDA. As of the date of this prospectus supplement, $2,847,151.09 of our common stock has been sold pursuant to or under the EDA.

We are filing this prospectus supplement to supplement and amend, as of May 19, 2026, the Prospectus, to suspend the EDA and to terminate the continuous offering by us under the Prospectus. We will not make any sales of our common stock pursuant to the EDA unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the EDA remains in full force and effect.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying Prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the Prospectus, and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2026